Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-101974 and 333-1174974) on Form S-8 of our report dated February 10, 2004, with respect to the consolidated financial statements and schedules of Syngenta AG included in its Annual Report (Form 20-F) for the year ended December 31, 2003, with respect to the consolidated financial statements, as amended, included in this Form 20-F/A.

Ernst and Young AG

/s/ Eric Ohlund	/s/ Jürg Zürcher
Eric Ohlund	Jürg Zürcher
Certified Public Accountant	Certified Accountant

Basel, December 3, 2004